UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 29, 2014

Papa John’s International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21660	61-1203323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2002 Papa John’s Boulevard Louisville, Kentucky	40299-2367
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(502) 261-7272
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on May 15, 2014, Papa John’s International, Inc. (the “Company”) announced the promotion of Steve Ritchie to Chief Operating Officer, reporting to Founder, Chairman and Chief Executive Officer, John Schnatter. In connection with Mr. Ritchie’s promotion and additional responsibilities, on May 29, 2014, the Compensation Committee of the Board of Directors set Mr. Ritchie’s base salary at $500,000 with a short term incentive compensation plan target of 75%, and awarded Mr. Ritchie an equity grant valued at approximately $365,000. The Compensation Committee set base salary for Lance F. Tucker, Chief Financial Officer, Chief Administrative Officer and Treasurer, and for Timothy C. O’Hern, Chief Development Officer, at $475,000 and $375,000, respectively, with short term incentive compensation plan targets of 75%, in consideration of increased responsibilities assumed by Mr. Tucker and Mr. O’Hern. Mr. O’Hern was also awarded an equity grant valued at approximately $25,000. All equity awards discussed above have a three-year graded vesting schedule consisting of equal values of time vested restricted stock and stock options with a 10-year term. The equity awards are effective and the strike price for the stock options will be determined two business days after the Company’s release of second quarter 2014 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.
(Registrant)

Date: June 2, 2014	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
Senior Vice President,
Chief Financial Officer, Chief
Administrative Officer & Treasurer